Exhibit 99.2

     JIM WALTER RESOURCES SETTLES SIGNIFICANT PORTION OF METALLURGICAL COAL
                 CONTRACTS AT APPROXIMATELY $115 PER METRIC TON

     - Walter Industries Narrows Full-Year Earnings Expectations Range -

TAMPA, Fla., April 27 /PRNewswire-FirstCall/ -- Walter Industries, Inc. (NYSE: WLT) announced today that Jim Walter Resources has negotiated and settled a substantial portion of its annual metallurgical coal contracts for the July 2006 through June 2007 period. Average pricing is approximately $115 per metric ton (FOB) at the Port of Mobile, which is consistent with pricing achieved by the Australian producers for their highest quality coking coals.

"We are very pleased with the culmination of negotiations with our major European and South American customers who continue to recognize our Blue Creek Coal as one of the highest quality, low-vol coking coals in the world," said Walter Industries Chairman and CEO Gregory E. Hyland.

In addition, the Company announced that it has narrowed its full-year GAAP earnings expectations from a range of $4.90 to $5.90 per diluted share to a range of $5.10 to $5.70. This narrowed range primarily reflects three key factors:

    -- Better operating performance and outlook across all business segments.

    -- Negotiated coal contracts were above the low end, but slightly below the high end of the Company's previously expected pricing range.

    -- Jim Walter Resources recently renegotiated its transportation contract with CSX at an incremental cost of approximately $2.00 per ton. While the new 4-year contract calls for higher rates, it ensures better transportation reliability and cost protection over the long term.

In addition, given that acquisition-related, non-cash intangibles amortization of $16.8 million (after tax) per year, or approximately $0.32 per diluted share, is fixed and will continue, the Company no longer will adjust its non-GAAP earnings for this item. After both the narrowing of our earnings expectations range and the elimination of ongoing acquisition-related intangibles amortization expense, the Company's revised non-GAAP earnings expectation range is now $5.30 to $5.90 per diluted share.

"While we narrowed our earnings expectations range, we have maintained the midpoint of the previously issued range as we are confident in our ability to deliver strong earnings growth in 2006," Hyland added.

These earnings expectation ranges exclude any impact from the Company's intended initial public offering (IPO) of its Water Products business, such as interest expense savings from the use of IPO proceeds, one-time debt reduction costs, stock compensation expense, minority interest in the earnings of the Water Products business after the IPO and other related items. After the IPO, the Company expects to update its earnings expectations once these factors can be reasonably estimated.

Non-GAAP Financial Measures

Within this announcement, the Company makes reference to certain non-GAAP financial measures, which have directly comparable GAAP financial measures as identified in this release. These non-GAAP measures are provided so that investors have the same financial data that management uses with the belief that it will assist the investment community in properly assessing the underlying performance of the Company for the periods being reported. The reconciliation between GAAP and non-GAAP performance measures is presented in compliance with the provisions of the rules under Regulation G and Item 2.02.

                                              Range of Expectations
                                             -----------------------
                                                Low          High
                                             ----------   ----------
$ in Millions
GAAP Expectations

Net Income Including EITF Dilution           $    267.0   $    298.0

EPS Including EITF Dilution                  $     5.10   $     5.70

Non-GAAP Expectations
Net Income                                   $    267.0   $    298.0

Add: Acquisition-Related Purchase
      Accounting for Inventory Step-Up
      and Restructuring Charges, Net
      of Tax                                 $      9.0   $      9.0

Net Income Before Acquisition-Related
 Purchase Accounting and Restructuring
 Charges                                     $    276.0   $    307.0

EPS Excluding Acquisition Related
 Purchase Accounting and Restructuring
 Charges, Including EITF Dilution            $     5.30   $     5.90

    Earnings Announcement and Conference Call Web Cast

Walter Industries Chairman and CEO Greg Hyland and members of the Company's leadership team will discuss first quarter 2006 results, future outlook and other general business matters on a conference call and live Web cast to be held on Friday, April 28, 2006, at 9 a.m. Eastern Daylight Time. To listen to the event live or in archive, visit the Company Web site at http://www.walterind.com.

About Walter Industries

Walter Industries, Inc. is a diversified company with annual revenues of approximately $3.0 billion. The Company is a leader in water infrastructure, flow control and water transmission products, with respected brand names such as Mueller, U.S. Pipe, James Jones, Henry Pratt and Anvil. The Company is also a significant producer of high-quality metallurgical coal and natural gas for worldwide markets and is a leader in affordable homebuilding and financing. Based in Tampa, Fla., the Company employs approximately 10,000 people. For more information about Walter Industries, please visit the Company Web site at http://www.walterind.com.

Safe Harbor Statement

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among others, changes in customers' demand for the Company's products, changes in raw material, labor, equipment and transportation costs and availability, geologic and weather conditions, changes in extraction costs and pricing in the Company's mining operations, changes in customer orders, pricing actions by the Company's competitors, changes in law, the collection of approximately $14 million of receivables associated with a working capital adjustment arising from the sale of a subsidiary in 2003, potential changes in the mortgage-backed capital markets, and general changes in economic conditions. Those risks also include the timing of and ability to execute on the initial public offering and spin-off of the Company's Water Products business and any other strategic action that may be pursued. Risks associated with forward-looking statements are more fully described in the Company's and Mueller's filings with the Securities and Exchange Commission. The Company assumes no duty to update its forward-looking statements as of any future date.

SOURCE  Walter Industries, Inc.
    -0-                             04/27/2006
    /CONTACT: Investors: Joseph J. Troy, Sr. Vice President, +1-813-871-4404, jtroy@walterind.com, or Media: Michael A. Monahan, Director - Corporate Communications, +1-813-871-4132, mmonahan@walterind.com /
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    /Web site:  http://www.walterind.com /